State of Delaware
Secretary of State
Division of Corporations
Delivered 02:06 PM 01/25/2008
FILED 01:51 PM 01/25/2008
SRV 080084054 - 2842344 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

GABELLI ADVISERS, INC.

It is hereby certified that:

1. The present name of the corporation (hereinafter called the "Corporation") is Gabelli Advisers, Inc.

2. The name under which the Corporation was originally incorporated is Gabelli Advisers, Inc., and the date of filing the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware is January 6, 1998.

3. The certificate of incorporation of the Corporation is hereby amended to change the Corporation's name.

The First Article of Incorporation is amended to read as follows:

First: The name of the Corporation is: Teton Advisors, Inc. ("the Corporation").

4. The amendment to the Certificate of Incorporation was duly adopted by at least a majority of the directors who have been elected and qualified in the manner and by the vote prescribed by Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this certificate of Amendment has been executed on this 25th day of January 2008.

[signature]

Bruce N. Alpert, President